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                                                              EXHIBIT 1.A.(5)(c)

                                      WAIVER  OF  DEDUCTION  RIDER

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       BENEFIT                  When we receive proof that the insured is totally disabled as defined in the section entitled Disability Defined, we will waive the monthly deductions due after the start of and during the insured's continued
                                total disability, subject to the terms below.

       DISABILITY               Disability  means that as a result of bodily injury or disease  starting
       DEFINED                  after the date of issue, the insured is totally disabled so that the insured:

                                1.   is and for a continuous period of at least six months has been prevented from working in any occupation for which the insured is reasonably qualified by education, training or experience; or
                                2.   has suffered  total and  irrecoverable  loss of the sight of both eyes, or the loss of both hands, or both feet, or one hand and one foot.

       START OF                 Disability must start:
       DISABILITY               1.   while this policy and rider are in force, and
                                2.   before the insured reaches attained age 60.

       NOTICE OF                Written notice of disability must be received by us at the home office
       DISABILITY               during the insured's continuing disability unless it can be shown that notice was given as soon as reasonably  possible.  No monthly deduction  will be waived  which became due more than 12 months before receipt of written notice of claim.

       GENERAL                  The monthly  deduction must be paid until the claim is approved.  If
       TERMS                    the claim is approved, we will credit the contract value with all monthly deductions that were deducted from the contract value since the start of the disability.

       EXCLUSIONS FROM          We will not waive monthly deductions if disability results from:
       COVERAGE                 1.   Intentional self-inflicted injury.
                                2.   War or any act  attributable to war, declared or undeclared, while the insured is in the military, naval or air service of any country.
                                3.   Participation in aviation, except as a passenger.

       TERMINATION OF           The owner  must give proof of the  insured's  continuing  disability
       DISABILITY               upon request unless benefits  are being paid under  Paragraph 2 of the section entitled Disability Defined. This proof may require that the insured be examined by a physician acceptable to us. If this proof is not furnished within 91 days of a request, this disability benefit will end. We will notify the owner of the monthly deduction then due.

       CHARGE FOR               The charge for this rider will be added to the monthly deduction for
       THIS RIDER               this policy. The monthly charge for this rider is a percentage of the sum of:

                                1.   the cost of insurance charge for the policy; and
                                2.   the monthly charges for any other riders attached to this policy;
                                     and
                                3.   the monthly administration charge; and
                                4.   the flat extra monthly charge for a special premium class, if any.

                                This percentage is based on the insured's attained age and the death benefit option. The guaranteed maximum percentages are shown in the following table.
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                                                          GUARANTEED MAXIMUM PERCENTAGES
                                -------------------- -------------------- -------------------- --------------------
                                     Attained            Percentage            Attained            Percentage
                                        Age                   %                   Age                   %
                                -------------------- -------------------- -------------------- --------------------
                                       16-30                 6.0                 51-55                15.0
                                       31-40                 7.0                 56-59                20.0
                                       41-45                 8.0             60 and above              0.0
                                       46-50                10.0
                                -------------------- -------------------- -------------------- --------------------
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       TERMINATION              This rider will end when:
       OF RIDER                 1.   the insured attains age 60 before the start of any disability; or
                                2.   the policy ends; or
                                3.   the owner's signed request for termination is received.

       PROCEEDS                 Any proceeds paid under this policy will not be reduced by any monthly deductions waived under this rider.

       CONTRACT                 This rider is subject to all the terms of this policy except as modified in this rider.

                                Attached to and made a part of this policy effective as of the date of issue of the rider.
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                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

         /s/ C. Paul Patsis                           /s/ Jeffrey T. Blackburn
          C. Paul Patsis                                Jeffrey T. Blackburn
             President                                       Secretary


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2000-90(031)WD